Filed Pursuant to Rule 433
Registration No. 333-109365
NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
FORM OF EXTENDIBLE COLLATERAL TRUST BOND TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation
Ratings:	A1 / A+/ A+ (all with stable outlook)
Principal Amount:	$600,000,000
Security Type:	Extendible Collateral Trust Bonds
Legal Format:	SEC Registered
Issue Price:	100.00% of principal amount
Minimum Denominations	$1,000 and integral multiples thereof
Settlement Date:	December 12, 2006
Initial Maturity Date:	January 4, 2008
Maturity Extension Option:	On each Election Date, to the date occurring 366 calendar days from and including the 4th day of the next succeeding month
Election Date	4th day of each month, from January 4, 2007 to December 3, 2010, inclusive
Final Maturity Date:	January 4, 2012
Interest Payment Dates:	4th day of each month, beginning on January 4, 2007
Interest Reset Dates:	December 12, 2006 for the initial interest period and the 4th day of each month thereafter
Interest Determination Dates:	2 London business days prior to the relevant Interest Reset Date
Coupon	1-month LIBOR (Telerate 3750) + the Spread
Spread:	For Interest Reset Dates Occurring	Spread
	From and including December 12, 2006 to and including December 4, 2007	Minus 0.02%
	From and including January 4, 2008 to and including December 4, 2008	Plus 0.01%
	From and including January 4, 2009 to and including December 4, 2009	Plus 0.02%
	From and including January 4, 2010 to and including December 4, 2010	Plus 0.03%
	From and including January 4, 2011 to and including December 4, 2011	Plus 0.04%
Underwriters:	Credit Suisse Securities (USA) LLC (Joint Book-Running Manager)
J.P. Morgan Securities Inc. (Joint Book-Running Manager)
Scotia Capital (USA) Inc. (Joint Book-Running Manager)
Calyon Securities (USA) Inc. (Co-Manager)
HSBC Securities (USA) Inc. (Co-Manager)
Key Banc Capital Markets, A Division of McDonald Investments Inc. (Co-Manager)
Lazard Capital Markets LLC (Co-Manager)
Greenwich Capital Markets, Inc. (Co-Manager)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Credit Suisse Securities (USA) LLC by calling (800) 221-1037, from J.P. Morgan Securities Inc. by calling (212) 834-4533 or from Scotia Capital (USA) Inc. by calling (212) 225-5501.